Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-4 of Webster Financial Corporation, and the related joint proxy statement/prospectus, of our report dated February 26, 2021, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sterling Bancorp and Subsidiaries for the year ended December 31, 2020.  We also consent to the reference to us under the heading "Experts" in the joint proxy statement/prospectus.

/s/ Crowe LLP

New York, New York
June 11, 2021